Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 33-22581 (as amended), 33-36303 and 33-63554) on Form S-8 of our report dated June 24, 2014, appearing in the annual report on Form 11-K of the USG Corporation Investment Plan as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC
Elgin, Illinois
June 24, 2014